Exhibit 23.1


                    Consent of Independent Public Accountants

       We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 33-54347) of Thermo Electron Corporation of our report dated June 16, 2003 relating to the financial statements and supplemental schedule of the Thermo Electron Corporation Choice Plan, which appears in this Annual Report on Form 11-K.



PricewaterhouseCoopers LLP

Boston, Massachusetts
June 23, 2003